UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

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TICC Board’s Special Committee Reiterates Rejection of TSLX Proposal

Affirms Commitment to Announced BSP Agreement, Which Would Provide Superior Expected Net Asset Value and Dividend to Investors

GREENWICH, CT – September 21, 2015 — TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") announced that a Special Committee of TICC’s Board of Directors reiterated its unanimous rejection of a September 10, 2015 stock-for-stock proposal by TPG Specialty Lending, Inc. (NYSE: TSLX) (“TSLX”) as inadequate and not in the best interests of TICC’s stockholders.

Steve Novak, the Chairman of a Special Committee of TICC’s Board of Directors, said, “TSLX’s conditional stock-for-stock proposal, which represents a 13 percent discount to TICC’s June 30, 2015 net asset value, is not in the best interests of shareholders. Selling TICC at anything less than net asset value would permanently destroy shareholder value. Furthermore, the TSLX proposal would likely result in a substantial decrease in the dividend paid to our stockholders. We believe the BSP agreement gives investors the best opportunity to receive the highest dividend over the longest period of time.”

Novak concluded, “We remain committed to pursuing our announced agreement with BSP. It provides immediate and longer term benefits to investors including the likelihood of a superior dividend, lower fees and the advantage of retaining the full value of the Company’s assets.”

In rejecting the September 10, 2015 TSLX proposal, the Special Committee, which is comprised of three independent directors and has been advised by separate legal counsel, considered, among other things, the following:

•	TICC’s net asset value as of June 30, 2015 was $8.60 per share and TSLX has proposed paying TICC stockholders $7.50 per share in TSLX stock, an approximate 13 percent discount. The dilutive effect to TICC’s stockholders is compounded by the fact that TSLX’s shares are trading at a premium to their net asset value.

•	Distributions to TICC’s shareholders can only be expected to decline under this proposal, given TSLX's combination of lower dividends and higher expenses relative to TICC. TICC’s current dividend yield is over 16 percent; TSLX is at 9 percent. On top of this, TSLX has among the highest expense ratios of peer BDCs at 4.3%; TICC has among the lowest at 3.0%[1]. As previously announced, TICC expenses will decrease under the BSP agreement.

•	The TSLX proposal is conditioned on, among other things, their unspecified due diligence requirements and votes by the stockholders of both companies. As it is unlikely that any transaction with TSLX would close in 2015, if at all, this would present TICC investors with significant uncertainty in a volatile market.

The BSP agreement provides TICC with access to BSP's high-quality proprietary loan origination capability, strategy, and investment skills, and with what the Special Committee believes is a more certain outcome. BSP is well-known for its strong performance record, experienced investment team and management, and its institutional relationships. The Special Committee, and the entire Board of Directors, continue to believe that the investment advisory agreement with BSP is in the best long-term interests of the Company and its stockholders.

BSP is the credit investment arm of Providence Equity Partners, a leading global private equity firm with more than $40 billion in committed investor capital. BSP and its affiliates manage over $10 billion in assets under management across a broad range of credit strategies including high yield, levered loans, private/opportunistic debt, liquid credit, structured credit and commercial real estate debt.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

1 Source: Keefe, Bruyette & Woods Weekly BDC/RIC Market Overview dated September 11, 2015

Additional Information and Where to Find It

In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:

Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922